Exhibit 15(A)5

EQUITY PACIFIC LIMITED

Report of Independent Registered Public Accounting Firm and Consolidated Financial Statements
For the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the 5-month period from
August 1, 2004 to December 31, 2004

EQUITY PACIFIC LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS	PAGE(S)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 2006 (UNAUDITED), DECEMBER 31, 2005 AND 2004	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED), FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE 5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004	F-3

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS) FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED), FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE 5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED), FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE 5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004	F-5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-6 – F-20

EQUITY PACIFIC LIMITED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF EQUITY PACIFIC LIMITED

We have audited the accompanying consolidated balance sheets of Equity Pacific Limited and its subsidiaries (collectively the “Group”) as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2005 and for the 5-month period from August 1, 2004 to December 31, 2004. These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Equity Pacific Limited and its subsidiaries as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the above stated periods in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touch Tohmatusu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

February 15, 2007

EQUITY PACIFIC LIMITED

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share and per share data)

	As of March 31, 2006	As of December 31, 2005	As of December 31, 2004
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$4,273	$2,255	$1,658
Accounts receivable	44	—	—
Prepaid expenses and other current assets	367	241	273
Amounts due from related parties	57	27	27

Total current assets	4,741	2,523	1,958
Equipment, net	1,875	1,564	458
Acquired intangible assets, net	1,492	1,681	2,335
Rental deposits	72	28	27

Total assets	$8,180	$5,796	$4,778

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$1,340	$927	$120
Accrued expenses and other current liabilities	1,639	1,616	3,186
Amounts due to related parties	211	61	30
Deferred revenues	1,427	1,238	882
Business tax payable	111	102	3

Total current liabilities	4,728	3,944	4,221

Commitment (Note 12)

Shareholders’ equity:
Ordinary shares (50,000 shares authorized; $1.00 par value; 47,248, 47,248 and 42,000 shares issued and outstanding as of March 31, 2006 (unaudited), December 31, 2005 and 2004, respectively)	47	47	42
Additional paid-in capital	5,683	5,683	3,188
Share subscription receivable	—	(30)	(30)
Accumulated deficit	(2,301)	(3,852)	(2,642)
Accumulated other comprehensive income (loss)	23	4	(1)

Total shareholders’ equity	3,452	1,852	557

Total liabilities and shareholders’ equity	$8,180	$5,796	$4,778

The accompanying notes are an integral part of these consolidated financial statements.

EQUITY PACIFIC LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars)

	Three months ended March 31, 2006	Year ended December 31, 2005	5-month period from August 1, 2004 to December 31, 2004
	(unaudited)
Revenues	$5,144	$6,234	$435
Cost of revenues	2,103	3,407	627

Gross profit (loss)	3,041	2,827	(192)

Operating expenses:
Selling and marketing	816	2,391	650
General and administrative	676	1,652	660

Total operating expenses	1,492	4,043	1,310

Income (loss) from operations	1,549	(1,216)	(1,502)
Other income	2	6	—

Net income (loss)	$1,551	$(1,210)	$(1,502)

The accompanying notes are an integral part of these consolidated financial statements.

EQUITY PACIFIC LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

(In thousands of US dollars, except share data)

	Ordinary Shares		Additional paid-in capital	Share subscription receivable	Accumulated deficit	Accumulated other comprehensive income	Total shareholders’ equity	Comprehensive income (loss)
	Number	Amount
Balance at August 1, 2004	30,000	$30	$—	$(30)	$(1,140)	$—	$(1,140)
Issuance of ordinary shares	12,000	12	3,188	—	—	—	3,200
Net loss	—	—	—	—	(1,502)	—	(1,502)	$(1,502)
Foreign currency translation adjustment	—	—	—	—	—	(1)	(1)	(1)

Balance at December 31, 2004	42,000	42	3,188	(30)	(2,642)	(1)	557	$(1,503)

Issuance of ordinary shares	5,248	5	2,495	—	—	—	2,500
Net loss	—	—	—	—	(1,210)	—	(1,210)	$(1,210)
Foreign currency translation adjustment	—	—	—	—	—	5	5	5

Balance at December 31, 2005	47,248	47	5,683	(30)	(3,852)	4	1,852	$(1,205)

Settlement of share subscription receivable	—	—	—	30	—	—	30
Net income	—	—	—	—	1,551	—	1,551	$1,551
Foreign currency translation adjustment	—	—	—	—	—	19	19	19

Balance at March 31, 2006 (unaudited)	47,248	$47	$5,683	$—	$(2,301)	$23	$3,452	$1,570

The accompanying notes are an integral part of these consolidated financial statements.

EQUITY PACIFIC LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

	Three months ended March 31, 2006	Year ended December 31, 2005	5-month period from August 1, 2004 to December 31, 2004
	(unaudited)
Operating activities:
Net income (loss)	$1,551	$(1,210)	$(1,502)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	294	988	344
Changes in operating assets and liabilities:
Accounts receivable	(45)	—	—
Prepaid expenses and other current assets	(174)	31	117
Amounts due from related parties	(30)	—	20
Accounts payable	423	807	(96)
Accrued expenses and other current liabilities	23	(1,570)	863
Amounts due to related parties	151	31	—
Deferred revenues	194	356	(217)
Business tax payable	9	99	(30)

Net cash provided by (used in) operating activities	2,396	(468)	(501)

Investing activities:
Purchases of equipment	(418)	(1,290)	(227)
Purchase of intangible assets	—	(150)	—

Cash used in investing activities	(418)	(1,440)	(227)

Financing activities:
Issuance of shares for cash	30	2,500	—
Proceeds from issuance of convertible loan	—	—	2,000

Cash provided by financing activities	30	2,500	2,000

Effect of exchange rate changes on cash and cash equivalents	10	5	(1)
Net increase in cash and cash equivalents	2,018	597	1,271
Cash and cash equivalents, beginning of year/period	2,255	1,658	387

Cash and cash equivalents, end of year/period	$4,273	$2,255	$1,658

Supplemental cash flow information:
Income taxes paid	$—	$—	$—

Interest paid	$—	$—	$—

Non-cash financing activity:
Conversion of convertible loan into ordinary shares	$—	$—	$3,200

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Equity Pacific Limited (“the Company”) was incorporated on November 20, 2003 in the British Virgin Islands (the “BVI”). The principal activity of Equity Pacific Limited, its subsidiaries, and its variable interest entity (“VIE”) (collectively referred to as the “17game Group” or the “Group”), is development and operations of online games in the People’s Republic of China (“PRC”).

Prime Leader Holdings Limited (“Prime Leader”) is a wholly-owned subsidiary of China.com Inc. (“China.com”), a company listed on the Stock Exchange of Hong Kong Limited. China.com is a majority-owned subsidiary of CDC Corporation, a company listed on NASDAQ. Prime Leader acquired an 11.11% equity interest in the Company on August 27, 2004, and additional 25.4% interest on November 29, 2004. As of December 31, 2005 and 2004, the Company was 48% and 36.51%, respectively, owned by Prime Leader.

As of December 31, 2005, details of the Company’s subsidiaries and VIE are as follows:

Subsidiary	Date of incorporation	Beneficial percentage of ownership	Principal business
Hong Kong Online Games Investment Holding Limited	October 15, 2003	100%	Intermediate holding company

Beijing 17game Network Technology Co., Ltd. (“17game”)	January 9, 2004	100%	Operations of online games

Beijing Jizhiwangyou Digital Network Co., Ltd. (“Ji Zhi Wangyou”)	November 3, 2004	100%	Development of online games

Beijing Tianyi Hudong Entertainment Software Co., Ltd. (“Tianyi Hudong”)	September 30,2003	100%	Operations of online games

Beijing Yiyou Interactive Network Technology Co., Ltd. (“Yiyou”)	July 8, 2004	51%	Development of online games

VIE

Beijing Hu Lian Jing Wei Technology Development Limited (“Hu Lian Jing Wei”)	August 31, 2001	100%	Holding of internet content provision license

In March 2006, Prime Leader purchased the remaining 52% equity interest in the Company, for a total consideration of $18,000, making it a wholly-owned subsidiary of China.com.

In December 2006, China.com sold all of its equity interest in Prime Leader and the Company to CDC Games Corporation, a wholly-owned subsidiary of CDC Corporation.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES - continued

Regulations of the PRC restrict direct foreign ownership of business entities to own the internet content provider license (“ICP license”) in the PRC where such ICP licenses are required for operation of a PRC based internet portal. To comply with the PRC laws and regulations, the Company has set up an indirectly owned foreign business entity, Hu Lian Jing Wei, which holds the ICP license. Hu Lian Jing Wei has been established via a trust declaration document with two PRC nationals who, in substance, serve as nominees of the Company to hold the entire equity interest and declared the Company is the beneficiary owner of Hu Lian Jing Wei. As a result, the Company effectively has all the rights and benefits associated with the ICP license to operate the online game business in the PRC, and therefore fully consolidates the results of operations and the assets and liabilities of Hu Lian Jing Wei in the consolidated financial statements.

These accounts have been prepared on a going concern basis since while the Group has made losses since inception, management believes it has adequate resources to meet its needs in the next twelve months because CDC Corporation has agreed to provide adequate funds to enable the Company to meet in full its financial obligations as they fall due for the foreseeable future.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)	Basis of presentation

The consolidated financial statements for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the 5-month period from August 1, 2004 to December 31, 2004 have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). Prime Leader acquired an 11.11% equity interest in the Company in August 2004, and these financial statements relate only to the periods subsequent to when Prime Leader acquired its ownership interest over the Company.

b)	Principle of consolidation

The consolidated financial statements include the financial statements of the Company, all its majority-owned subsidiaries and the VIE in which the Company is deemed to be the primary beneficiary. All significant intercompany transactions and balances have been eliminated on consolidation.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

c)	Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Group’s consolidated financial statements include the useful lives of and impairment on equipment and intangible assets and valuation allowance for deferred tax assets.

d)	Foreign currency transactions and translations

All transactions during the year of the reporting entity in currencies other than functional currencies are translated at the exchange rates prevailing on the respective transaction dates. Monetary assets and liabilities of reporting entity existing at the balance sheet date denominated in currencies other than functional currencies are remeasured at the exchange rates existing on that date. Exchange differences are recorded by reporting entity in its statement of operations.

Foreign currency translation

The functional currency of the Company’s subsidiaries including its VIE in the PRC is the Renminbi (“RMB”). Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People’s Bank of China (the “PBOC”) prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. The resulting exchange differences are included in the statement of operations.

The Company has determined that the U.S. dollar is its functional and reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each year end and average exchange rates are used for the consolidated statements of operations. Translation adjustments resulting from translation of the subsidiaries’ and VIE’s financial statements are reflected as accumulated other comprehensive income included in the statement of shareholders’ equity.

Foreign currency risk

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of PBOC, controls the conversion of RMB into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The cash and cash equivalents of the Group included an aggregate amount of $4,187, $1,448 and $445 as at March 31, 2006 (unaudited), December 31, 2005 and 2004, respectively, which was denominated in RMB.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

e)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased. Cash also includes other kinds of accounts that have the general characteristics of demand deposits in that the customer may deposit additional funds at any time and also effectively may withdraw funds at any time without prior notice or penalty.

f)	Equipment

Equipment, net is carried at cost less accumulated depreciation. Depreciation and amortization calculated on a straight-line basis over the estimated useful lives of the respective assets, which are mainly 5 years. Repair and maintenance costs are charged to operating expenses as incurred.

g)	Acquired intangible assets, net

Acquired intangible assets consist of license fee paid to the game developers and are amortized on a straight-line basis over their expected useful economic lives. The Group periodically evaluates the recoverability of all intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate an impairment exists.

h)	Impairment or disposal of long-lived assets

Long-lived assets are included in impairment evaluations when events and circumstances exist that indicate the carrying amount of these assets may not be recoverable. The Group reviews its long-lived assets for potential impairment based on a review of projected undiscounted cash flows associated with these assets. Measurement of impairment losses for long-lived assets that the Group expects to hold and use is based on the estimated fair value of the assets.

i)	Revenue recognition

The Group recognizes revenue, net of the relevant business taxes, when all of the following conditions are met:

•	Persuasive evidence of an arrangement exists,

•	Delivery has occurred or services have been rendered,

•	Price to the customer is fixed or determinable, and

•	Collectibility is reasonably assured.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

i)	Revenue recognition - continued

The Group’s revenues are principally derived from the provision of online game services in the PRC. The Group operates its all Massively Multiplayer Online Role-Playing Games (“MMORPGs”) under two models. The first revenue model is the traditional subscription-based pay-to-play, where users purchase pre-paid cards (the “PP-Cards”) to play for a fixed number of hours. The second revenue model is free-to-play, under which players are able to access the games free of charges but may choose to purchase in-game merchandise or premium features to enhance their game experience and the purchases can only be made through the use of PP-Cards.

All PP-Cards are sold to distributors and retailers across the country, from whom the Group collects payment on a prepaid basis. The distributors then resell the cards to end users and other retail points. The Group offered sales discounts primarily at 15% to distributors or retailers for the three months ended March 31, 2006 (unaudited), and the year ended December 31, 2005 and 30% for the period from August 1, 2004 to December 31, 2004. The sales discount represents the difference between the price at which the PP-Cards are sold and the face value of the PP-Cards.

The end users are required to activate their PP-Cards by using access codes and passwords to exchange the value of these cards to game points and deposit into their personal accounts. They consume points for online game services by trading them either for a pre-specified length of game playing time or in-game merchandise or premium features sold at the online game stores. All prepaid fees received from distributors are initially recognized as deferred revenue and revenue is recognized when the registered points are consumed for the Group’s online game services, i.e., when game playing time ends or in-game merchandise or premium features are delivered, or when the end customers are no longer entitled to access the online game services after the expiration of the PP-Cards.

The Group is subject to business tax at a rate of 5% on sales of PP-Cards and revenue is presented net of business tax incurred.

j)	Cost of revenues

Cost of services rendered consists of online game royalty fee, game license fees, amortisation and depreciation, leased-line and capacity fees, manufacturing costs for prepaid game cards and other overhead expenses directly attributable to the provision of online game services. Royalty fee is calculated based on agreed profit sharing percentage with game developers over PP-Cards sold and activated.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

k)	Advertising costs

The Group expenses advertising costs as incurred. Total advertising expenses were $416, $1,182 and $240 for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from August 1, 2004 to December 31, 2004, respectively, and have been included as part of selling and marketing expenses.

l)	Taxation

British Virgin Islands

Under the current tax laws of the British Virgin Islands, the Company is not subject to tax on its income or capital gains.

China

The Company’s subsidiaries and VIE in the PRC are subject to Enterprise Income Tax (“EIT”) on the taxable income as reported in their respective statutory financial statements adjusted in accordance with the Income Tax Law of the People’s Republic of China concerning Foreign Investment and Foreign Enterprise and various local income tax laws (collectively the “PRC Income Tax Laws”).

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carryforwards, and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

m)	Fair value of financial instruments

The carrying amounts of the Group’s financial instruments, which consist of cash and cash equivalents, accounts receivable, accounts payable and amounts due to related parties, approximate their fair values due to the short term nature of these instruments.

n)	Deferred revenues

Deferred revenue represents prepaid fees received from customers that cover online game services to be rendered in the future. Deferred revenue is stated at the amount of prepaid fees received less the amount previously recognized as revenue upon the rendering of online game services or expiration of either the point units or expiration of the PP-Cards.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

o)	Retirement benefit costs

Payments to defined contribution retirement benefit plans, including managed retirement benefit schemes and the mandatory provident fund scheme, are charged to the consolidated statement of operations as incurred.

p)	Comprehensive income (loss)

Comprehensive income (loss) is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Comprehensive income (loss) for the periods presented has been disclosed within the consolidated statements of shareholders’ equity and comprehensive income (loss).

q)	Concentration of credit risk

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash and cash equivalents. The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

The Group sells its PP-Cards on a cash basis and does not have accounts receivable from customers.

r)	Recently issued accounting pronouncements

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140”. SFAS No. 155 amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, “Accounting for the Impairment or Disposal of Long-Lived Assets”, to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Group does not expect the adoption of SFAS No. 155 to have a material impact on its consolidated results of operations and financial condition.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets-An Amendment of FASB Statement No. 140”. Among other requirements, FAS 156 requires a company to recognize a servicing asset or servicing liability when it undertakes an obligation to service a financial asset by entering into a servicing contract under certain situations. Under SFAS No. 156 an election can also be made for subsequent fair value measurement of servicing assets and servicing liabilities by class, thus simplifying the accounting and provide for income statement recognition of potential offsetting changes in the fair value of servicing assets, servicing liabilities and related derivative instruments. The Statement will be effective for financial statements issued for fiscal years beginning after December 31, 2006. The Group does not expect the adoption of SFAS No. 156 will have a material impact on its financial position or results of operations.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

q)	Recently issued accounting pronouncements - continued

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, with early adoption permitted. The Group is currently evaluating whether the adoption of FIN 48 will have a material effect on its consolidated financial position, results of operations or cash flows.

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements”. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. However, for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 will be effective for financial statements issued for fiscal years beginning after November 15, 2007. The Group is currently evaluating the impact of SFAS No. 157 on its consolidated financial statements.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of:

	March 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)
Prepayments for Information Data Center fee	$134	$83	$16
Prepayments for advertisements and promotion	25	49	8
Prepaid royalty fees	82	67	224
Others	126	42	25

	$367	$241	$273

4.	RELATED PARTY BALANCE AND TRANSACTIONS

Included in the amounts due from related parties at March 31, 2006 (unaudited), December 31, 2005 and 2004, $27 represented a prepaid expense provided by the Company to an entity where one of the Company’s shareholders also owns an equity interest. A balance of $30 at March 31, 2006 (unaudited), December 31, 2005 and 2004 was also included in the amounts due to related parties, representing a purchase of computer equipment from this entity.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

4.	RELATED PARTY BALANCE AND TRANSACTIONS - continued

Included in the amounts due from related parties at March 31, 2006 (unaudited), is a balance of $30 representing a payment made by the Company on behalf of Prime Leader. Included in the amounts due to related parties at March 31, 2006 (unaudited), and December 31, 2005, a balance of $31 represented expenses paid on behalf of the Company by Prime Leader.

Included in the amounts due to related parties at March 31, 2006 (unaudited), a balance of $150 represented operating expenses paid on behalf of the Company by a fellow subsidiary of China.com Inc.

These amounts are non-interest bearing, unsecured and repayable on demand.

5.	EQUIPMENT, NET

Equipment, net consists of the following:

	March 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)
Computer equipment and software	$2,166	$1,755	$451
Furniture, fixtures and office equipment	29	29	26
Motor vehicles	26	26	25
Leasehold improvements	—	36	36

	2,221	1,846	538
Less: Accumulated depreciation	346	282	80

Equipment, net	$1,875	$1,564	$458

Depreciation expense for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from August 1, 2004 to December 31, 2004 were $98, $102 and $29, respectively.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

6.	ACQUIRED INTANGIBLE ASSETS, NET

Acquired intangible assets, net, consist of license fees paid to the game developers:

	March 31, 2006 (unaudited)			December 31, 2005			December 31, 2004
	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
License fees	$3,171	$1,679	$1,492	$3,150	$1,469	$1,681	$3,002	$667	$2,335

Amortization expense for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from August 1, 2004 to December 31, 2004 were $199, $804 and $312, respectively.

The annual estimated amortization expense for the acquired intangible assets for each of the next five years is as follows.

Amortization
2006	$796
2007	796
2008	89
2009	—
2010	—
2011	—

$1,681

In addition to the license fee paid to the game developers, the Group also pays royalty fee to the game developers calculated based on a predetermined percentage over revenue recognized and is recorded as cost of revenues in the statements of operations. For the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from August 1, 2004 to December 31, 2004, royalty fees amounted to $1,248, $1,687 and $115, respectively.

7.	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	March 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)
License fees payable	$1,033	$1,026	$1,701
Adverting expenses payable	274	311	140
Employee payroll payable	247	261	165
Advances receivable from distributors	—	3	1,122
Others	85	15	58

	$1,639	$1,616	$3,186

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

8.	ORDINARY SHARES

The Company entered into a senior secured convertible loan agreement with Prime Leader (the “Loan Agreement”) in February 2004. Pursuant to the Loan Agreement, Prime Leader provided the Company with a line of credit totaling $3,200. The entire $3,200 was drawn down under the Loan Agreement and was converted into 12,000 ordinary shares (equivalent to a 25.4% equity interest) of the Company, which together with the 11.1% equity stake in August 2004, brought Prime Leader’s total equity interest to 36.5% in November 2004.

In August 2005, the Company issued 5,248 ordinary shares to Prime Leader for a total cash consideration of $2,500, increasing Prime Leader’s equity interest in the Company to 48%.

9.	INCOME TAXES (Draft)

The Company is a tax-exempted company incorporated in the British Virgin Islands. The subsidiaries incorporated in the PRC are subject to Enterprise Income Tax (“EIT”) that is governed by the Income Tax Law of the PRC Concerning Foreign Investment and Foreign Enterprises and various local income tax laws (collectively the “PRC Income Tax Laws”). Pursuant to the PRC Income Tax Laws, foreign investment enterprises are subject to income tax at a statutory rate of 33% (30% of state income tax plus 3% local income tax) on the PRC taxable income. However, preferential tax treatment of the Company’s PRC subsidiaries as “high technology” companies has been agreed with the relevant tax authorities, and accordingly, they are entitled to a tax rate of 15% except Hu Lian Jing Wei. In addition, they are entitled to a three-year exemption from income tax in the incorporation year, followed by a 50% reduction in tax rates for the succeeding three years, in accordance with the PRC Income Tax Laws. As such, the Company’s PRC subsidiaries, except Hu Lian Jing Wei, are subject to 0% PRC tax for the three years ended December 31, 2006 and 7.5% PRC tax for the three years ended December 31, 2009.

The reconciliation between the statutory EIT rate and the Group’s effective tax rate is as follows:

	Three months ended March 31, 2006	Year ended December 31, 2005	5-month period from August 1, 2004 to December 31, 2004
	(unaudited)
	%	%	%
Statutory EIT rate	33.0	33.0	33.0
Effect of permanent difference:
- Non-deductible entertainment expenses	0.1	(1.7)	(0.7)
- Disallowed wage expenses	1.9	(0.4)	—
- Disallowed decoration expenses	—	—	(0.5)
- Disallowed intangible assets mortization expenses	—	(5.8)	(1.8)
- Others	0.5	(1.3)	(3.5)
Effect of tax concession and tax holiday	(35.8)	(21.9)	(25.8)
Effect of net operating loss not previously recognized		—	1.2
Change in valuation allowance	0.3	(1.9)	(1.9)

	—	—	—

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

9.	INCOME TAXES (Draft) - continued

The principal components of the deferred tax assets are as follows:

	March 31, 2006	December 31, 2005	December 31, 2004
	(unaudited)
Deferred tax assets:
Temporary difference related to depreciation	$4	$3	$1
Net operating loss carry forwards	37	48	28
Accrued expenses	13	—	—

Deferred tax assets	54	51	29
Valuation allowance	(54)	(51)	(29)

Net deferred tax assets	$—	$—	$—

There were no deferred tax liabilities as of March 31, 2006 (unaudited), December 31, 2005 and 2004. As management does not believe that it is more likely than not that all of the deferred tax assets will be realized, a full valuation allowance has been established as of March 31, 2006 (unaudited), December 31, 2005 and 2004 because it was more likely than not that the Group will not be able to utilize the tax loss carry forwards generated by its subsidiaries and consolidated VIE.

The subsidiaries, registered in the PRC, have total net operating loss carry forwards of $357, $779 and $1,624 as of March 31, 2006 (unaudited), December 31, 2005 and 2004, respectively. These operating loss carry forwards expire on various dates through 2010.

The gross tax holiday benefit amounts to $551, $258 and $387 for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from August 1, 2004 to December 31, 2004, respectively.

10.	EMPLOYEE BENEFITS PLANS

Full time employees of the companies in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain medical care, unemployment insurance, employee housing fund and other welfare benefit are provided to employees. Chinese labor regulations require the Group to accrue these benefits based on certain percentages of the employees’ salaries. The total provision for such employee benefits were $42, $59 and $1 for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from August 1, 2004 to December 31, 2004, respectively.

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

11.	DISTRIBUTION OF PROFITS

PRC legal restrictions permit payments of dividends by the Group only out of its retained earnings, if any, determined in accordance with PRC accounting standards and regulations. Prior to payment of dividends, pursuant to the laws applicable to the PRC’s enterprises, the Group must make appropriations from after-tax profit to non-distributable reserve funds as determined by the Board of Directors of the Group. These reserve funds include a (i) statutory surplus reserve, (ii) statutory public welfare fund (both (i) and (ii) are for PRC domestic enterprises only) and (iii) enterprise reserve fund, (iv) enterprise expansion fund (v) staff bonus and welfare fund (all (iii), (iv) and (v) are for PRC foreign investment enterprises only), and (vi) general reserve fund. Subject to certain cumulative limits, the statutory surplus fund and statutory public welfare fund require annual appropriations of 10% and 5% of after-tax profit (as determined under PRC GAAP at each year-end), respectively. The general reserve fund requires annual appropriations of 10% of after-tax profit (as determined under PRC generally accepted accounting principles at each year-end); the other fund appropriations are at the Group’s discretion. The Group did not make any appropriations to the reserve fund for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from August 1, 2004 to December 31, 2004 as the Group’s board of directors did not approve for any distribution of earnings for those periods.

12.	COMMITMENT

The Group leases certain office premises under non-cancelable leases, which expire in 2009. Rent expenses under operating leases for the three months ended March 31, 2006 (unaudited), for the year ended December 31, 2005 and for the period from August 1, 2004 to December 31, 2004 were $35, $121 and $52, respectively.

Future minimum lease payments under non-cancelable operating lease agreements are as follows:

Years ending December 31,
2006	$253
2007	380
2008	63

$696

EQUITY PACIFIC LIMITED

NOTES TO THE CONSOLIDATED STATEMENTS - continued

FOR THE THREE MONTHS ENDED MARCH 31, 2006 (UNAUDITED),

FOR THE YEAR ENDED DECEMBER 31, 2005 AND FOR THE

5-MONTH PERIOD FROM AUGUST 1, 2004 TO DECEMBER 31, 2004

(In thousands of US dollars, except share and per share data)

13.	SUBSEQUENT EVENTS

On July 1, 2006, the Company entered into a three-year exclusive distribution license agreement of online game “StoneAge2” with Digi Park Co., Limited (“Digi”) for a total cash consideration of $2,000. In addition to the license fee, the Company also needs to pay Digi continuing royalty based on 17.5% of revenue generated by it from this game.

On August 3, 2006, the Company entered into a three-year exclusive distribution license agreement of online game “Special Force” with Dragonfly GF Co., Limited (“Dragonfly”), for a total cash consideration of $2,500. In addition to the license fee, the Company also needs to pay Dragonfly continuing royalty based on 21%-24% of revenue generated by it from this game.